Exhibit 99.5

Scottish Power plc (the “Company”)

FORM OF PROXY FOR THE COURT MEETING ON 30 MARCH 2007

For use by holders of Scheme Shares entitled to attend and vote at the Court Meeting.

Reference Number Card I.D. Account Number

You can submit your proxy electronically at www.sharevote.co.uk using the above numbers.

Please read the instructions below and on the separate ‘Instructions for Form of Proxy for the Court Meeting’ before completing this Form of Proxy.

I/We hereby appoint the Chairman of the Court Meeting OR the following person (the proxy need not be a member of the Company):

Insert the name of your proxy in BLOCK CAPITALS

as my/our proxy to attend and vote for me/us and on my/our behalf at the Court Meeting of the holders of Scheme Shares to be held at 11.00 a.m. on 30 March 2007 at the Crowne Plaza, Congress Road, Glasgow G3 8QT and at any adjournment thereof.

At the Court Meeting, or at any adjournment thereof, the proxy is to vote for me/us and in my/our name(s) for the said Scheme (either with or without modification as my/our proxy may approve) or against the said Scheme as indicated below.

IMPORTANT: If you wish to vote for the Scheme, sign in the box marked ‘For’. If you wish to vote against the Scheme, sign in the box marked ‘Against’. The ‘Vote Withheld’ option is provided to enable you to abstain. However, it should be noted that a ‘Vote Withheld’ is not a vote in law and will not be counted in the calculation of the proportion of the votes ‘For’ and ‘Against’ the Scheme.

Unless you sign in one of the boxes, and one only, this Form of Proxy will be invalid.

FOR the said Scheme:

AGAINST the said Scheme:

Date:

Vote Withheld:

Any alteration to this Form of Proxy should be initialled by the person who signs it. If you complete and return this Form of Proxy this will not prevent you from attending in person and voting at the Court Meeting should you subsequently decide to do so.

Please return this Form of Proxy. When you have completed and signed this Form of Proxy, please detach it and return it to the Company’s Registrars, Lloyds TSB Registrars, at The Causeway, Worthing, West Sussex BN99 6AZ. It is requested that this Form of Proxy be lodged no later than 11.00 a.m. on 28 March 2007 (or, if the meeting is adjourned, no later than 48 hours before the time appointed for the adjourned meeting).

1837-037-7

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Lloyds TSB Registrars The Causeway Worthing BN99 6AZ